Exhibit 10.57

CORPORATE PROMISSORY NOTE

$25,000	San Diego, California	December 11, 2009

 For value received, receipt of which is acknowledged, DotVN, Inc., a Delaware corporation, (“Maker”) promises to pay to Thomas Johnson, San Diego, California, (“Payee”), or order, at such place as Payee may designate, the sum of TWENTY-FIVE THOUSAND DOLLARS AND NO CENTS ($25,000.00), plus interest at the rate of ten percent (10%) per annum, on March 11, 2010 (the “Due Date”).

If action be instituted on this note, Maker promises to pay such sum as the Court may fix as attorneys fees.

This note will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Maker and Payee.

IN WITNESS THERETO, Maker has affixed its signature by a duly authorized officer under the seal of this corporation.

DOT VN, INC.

/s/ Lee Johnson
By: Lee Johnson
Its: President

CORPORATE PROMISSORY NOTE